Exhibit 99.(j).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2014, relating to the financial statements and financial highlights which appears in the October 31, 2014 Annual Report to Shareholders of Virtus Alternative Solutions Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Glossary”, “Non-Public Portfolio Holdings Information”, "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 8, 2015